EXHIBIT 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

	Contact:	Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Record Quarterly Profit Surges 50 Percent

Company Celebrates Centennial in 2005

April 26, 2005, Bellevue, Washington – “PACCAR achieved record revenues and net income for the first quarter of 2005,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR is celebrating its Centennial this year, and it is wonderful to be able to report the best quarter in the history of the company.  These superb results are a direct reflection of the dedication of PACCAR employees worldwide.  PACCAR’s focus on delivering premium products, utilizing innovative technology and providing superior customer support has defined the company for 100 years.  PACCAR is committed to quality profit growth and shareholders have benefited from the company’s dynamic, vibrant approach to the business.”

“PACCAR’s worldwide technology, product development, manufacturing, after-sales support and financial services capabilities have resulted in excellent financial returns,” noted Pigott.  “PACCAR’s first quarter results highlight the benefits of the company’s geographically diverse capital goods and financial services business structure.  PACCAR has earned a profit for 66 consecutive years and paid a dividend every year since 1941.  Dividends per share have increased 180 percent in the last six years.”

PACCAR earned $274.0 million ($1.56 per diluted share) for the first quarter 2005, which was an increase of 50 percent compared to the $182.2 million ($1.03 per diluted share) earned in the first quarter of 2004.  First quarter net sales and financial services revenues were $3.33 billion versus $2.50 billion for the first quarter of last year.  The company’s 2005 first quarter after-tax return on consolidated revenues was 8.2 percent compared to 2004 first quarter after-tax return of 7.3 percent.

“PACCAR’s premium commercial vehicles are leaders in both durability and resale value, which creates superior life-cycle cost advantages for our customers,” said Pigott.  “PACCAR’s global brands – DAF, Peterbilt and Kenworth – have well-earned reputations for quality, innovation and reliability.”  PACCAR recently announced a number of significant milestones that enhance the exceptional value delivered to its customers:

•                                          Kenworth and Peterbilt launched their 2006 models featuring new luxury interiors including multiplexed electronic instrumentation.  Jim Cardillo, senior vice president, commented, “Peterbilt and Kenworth benchmarked Lexus and BMW for their durable luxury interiors and partnered with their suppliers to design exciting new driver and passenger cockpits providing our customers with industry-leading quality and technology.”

•                                          Peterbilt Motors unveiled its new Model 386 aerodynamic vehicle, which includes a dramatically sloped hood, integrated headlamps and swept-back fender design.

•                                          DAF Trucks introduced a new lightweight Model CF-65, which offers a higher payload to improve customer productivity.

•                                          PACCAR’s Information Technology Division developed an innovative PC-based Electronic Service Analyst (ESA) program that allows dealer technicians to quickly monitor and diagnose vehicle electrical components.

•                                          PACCAR’s Electronic Dealerships, showcasing advanced technology to support its 1,800 independent dealer locations, have had 10,000 visitors tour the technology centers.

•                                          PACCAR Winch introduced an industry-first monitoring system with advanced electronic sensing capability for enhanced safety and data logging.

Financial Highlights – First Quarter 2005

For the first quarter 2005, PACCAR and its global operating divisions reported these key financial highlights:

•                                          Record quarterly revenues of $3.33 billion.

•                                          Record quarterly net income of $274.0 million.

•                                          Financial Services pretax profits increased to a quarterly record of $47.3 million.

•                                          An annualized return on beginning equity (ROE) of 29.1 percent.

•                                          Truck and other SG&A expense to sales ratio declined to 3.4 percent.

•                                          PACCAR paid dividends in the quarter amounting to $383 million, including a $2 per share special dividend.

•                                          Shareholder equity increased to $3.93 billion.

Industry Awards

The following are a sample of industry and business awards recently earned by PACCAR:

•                                          BusinessWeek magazine’s April 4, 2005, issue recognized PACCAR as one of the 50 best performing companies in the S&P 500.  PACCAR was ranked 16th overall and #1 in capital goods.

•                                          PACCAR was again named to The Wall Street Journal’s prestigious Honor Roll List, which recognizes companies that earned straight A ratings, measured on five-year average compound annual total returns to shareholders through year-end.  Companies had to be in the top 20 percent of firms evaluated for the past one, three, five and ten years to be considered for the Honor Roll designation.  PACCAR is one of only four companies to be on the Honor Roll two years in a row:

The Wall Street Journal Shareholder Annualized Return Scoreboard –
PACCAR Performance –2004

One-Year	Three- Year	Five-Year	Ten-Year

+47.3%	+45.0%	+37.3%	+29.0%

•                                          Fortune magazine ranks PACCAR as the 188th largest company in the Fortune 500 based on revenue during 2004, and PACCAR had the highest return on revenue of the 29 companies included in the motor vehicle and parts sector.

Increased Capital Investments

PACCAR’s strong balance sheet and cash flow has allowed the company to invest $1.4 billion in capital projects during the last decade to strengthen its position as the low-cost manufacturer in the industry and the quality and technology leader.  Recent investments include the following:

•                                          Kenworth Mexico began construction of a $70 million plant expansion.

•                                          The company’s Dynacraft division has invested $6 million for a 22-acre parcel and 150,000-square-foot building at its Louisville, Kentucky location.

•                                          DAF Trucks has purchased land in Frankfurt, Germany, for the construction of a world-class, full-service dealership.  DAF has more than doubled its market share in Germany since 1996.

•                                          PACCAR Parts U.K. purchased a 72,000-square-foot distribution center, on 4.5 acres, to meet increased DAF and all-makes parts demand in the European market.

•                                          Peterbilt Denton became the first North American truck plant to install advanced, fully-integrated robotic cells to weld aluminum fuel tanks.

•                                          DAF Trucks completed construction of a $10 million state-of-the-art anechoic chamber to evaluate full-sized trucks for vehicle noise characteristics.

Global Truck Market Update

“The commercial vehicle business is a growth industry and the North American truck market continues to benefit from strong demand,” stated Tom Plimpton, president.  “PACCAR was the most profitable commercial vehicle and financial services company globally in 2004.  An element of the success is due to the many excellent long-term supplier partnerships forged over decades, which encourages collaboration on new technologies, manufacturing methods and leading-edge logistic systems, all of which benefit our customers,” said Plimpton.  “Freight levels are at historically high levels and trucking company profits are up 40 percent year-over-year.  U.S. and Canadian Class 8 industry truck retail sales are projected to be 270,000-280,000 units this year, an increase of 15 percent over 2004 levels.  The industry Class 6-7 truck market in the U.S. and Canada is expected to improve slightly compared to last year.”

“The Western European truck market has grown faster than Euro-zone GDP due to ongoing vehicle replacement cycles and increased trade with Eastern Europe,” commented Aad Goudriaan, DAF Trucks president.  “For 2005, Western European truck deliveries above 15+ tonne are forecast to be approximately 240,000-250,000 vehicles, about five percent higher than last year.  DAF Trucks has increased its market share in each of the past five years, with 2004 share at 12.8 percent, and over 14 percent in early 2005.”

Financial Services Achieves Eleventh Consecutive Quarterly Earnings Record

PACCAR’s financial services segment is comprised of a portfolio of over 131,000 trucks and trailers, with total assets in excess of $7.2 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a portfolio of more than 20,000 vehicles.

Record quarterly pretax income of $47.3 million increased 26 percent versus the $37.5 million earned in the first quarter of 2004 due to higher asset levels and margins and continued low credit losses.  First quarter revenues of $171.4 million jumped 35 percent compared to $127.0 million in the same quarter of 2004.

“PACCAR Financial Services (PFS) companies offer a comprehensive portfolio of finance, lease and insurance products on three continents and in 15 countries,” noted Mike Tembreull, vice chairman.  “PACCAR competes in the market by focusing on transportation finance, leasing and insurance packages for customers of PACCAR’s premium products.  PACCAR’s superior AA- credit rating enables our finance and leasing companies to secure competitive financing for its customers.”

Ken Gangl, vice president, noted, “PACCAR Financial Europe (PFE) is steadily increasing its asset and revenue base as more DAF dealers and customers use PFE services.  PacLease in North America is also generating excellent results as it is the primary leasing company in the market to specify Kenworth and Peterbilt products for its customers.”

PACCAR Winch, one of the largest industrial winch manufacturers in the world, had higher earnings compared to the first quarter last year.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss first quarter 2005 earnings on April 26, 2005, at 8:30 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through May 3, 2005.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

# # #

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions of dollars*)

Three Months Ended March 31	2005	2004
Truck and Other:
Net sales and revenues	$3,154.6	$2,374.3
Cost of sales and revenues	2,689.7	2,043.5
Selling, general and administrative	107.1	97.5
Interest and other, net	.8	3.7
Truck and Other Income Before Income Taxes	357.0	229.6
Financial Services:
Revenues	171.4	127.0
Costs and Expenses	124.1	89.5
Financial Services Income Before Income Taxes	47.3	37.5
Investment Income	11.8	11.5
Total Income Before Income Taxes	416.1	278.6
Income Taxes	142.1	96.4
Net Income	$274.0	$182.2

Net Income Per Share:
Basic	$1.57	$1.04
Diluted	$1.56	$1.03

Weighted Average Shares Outstanding:
Basic	174.0	175.5
Diluted	175.1	176.7
Dividends declared per share	$.20	$.15

* Except per share amounts.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	March 31 2005	December 31 2004
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,826.2	$2,184.1
Trade and other receivables, net	648.4	538.7
Inventories	556.2	495.6
Property, plant and equipment, net	1,043.7	1,037.8
Equipment on lease, taxes and other	1,042.2	991.7
Financial Services Assets	7,232.1	6,980.1
	$12,348.8	$12,228.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,808.4	$2,693.5
Dividend payable		347.8
Term debt	36.0	36.2
Financial Services Liabilities	5,573.4	5,388.1
STOCKHOLDERS’ EQUITY	3,931.0	3,762.4
	$12,348.8	$12,228.0

#   #   #